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                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

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         240.14a-12


                          RJR Nabisco Holdings Corp.

               (Name of Registrant as Specified In Its Charter)

                          RJR Nabisco Holdings Corp.

                  (Name of Person(s) Filing Proxy Statement)

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RJR
Nabisco logo                                                      News Release


         Contact:    Jason Wright      Carol Makovich
                     (212) 258-5770    (212) 258-5785


                      RJR NABISCO BOARD ADOPTS POLICY TO
                     INCREASE CASH RETURNS TO SHAREHOLDERS


NEW YORK, NEW YORK -- March 5, 1996 -- RJR Nabisco Holdings Corp. (NYSE:RN) today announced that the company's board of directors has voted to adopt a policy to return a greater share of its free cash flows to shareholders. Additionally, the board voted to reaffirm its continued commitment to a responsible spin-off of the company's 80.5 percent interest in Nabisco at the earliest possible time and voted to make an important change in board structure. The company said its free cash flow policy will result in two immediate actions:

bullet a 23% increase in the company's annual common dividend, to $1.85 per common share from $1.50 per common share; and

bullet the adoption of a share repurchase objective of approximately 10 million common shares over the next several years based on the achievement of performance targets, and the authorization by the board for the company to repurchase up to $100 million of stock in 1996.

         RJR Nabisco said the board also voted to form a new corporate governance and nominating committee of the board, consisting solely of outside directors. The new committee will be charged with reviewing and recommending changes to board affairs, including director compensation, and recruiting additional outside directors.

         "Over the past three months, I have met personally with each of our major, long-term shareholders," said Steven F. Goldstone, RJR Nabisco's president and chief executive officer. "Each one expressed concern about the performance of this company's stock and our need to deliver on our commitments to improve operating results.

         "That message came through loud and clear in the recent consent solicitation," Mr. Goldstone said. "I have no doubt that a large number of our shareholders want the board and management to take immediate action to improve the performance of their investment, including finding a responsible way to spin-off Nabisco as soon as we can.

         "The actions we are taking today mark an important step in our effort to add real value to our shareholders' investment," Mr. Goldstone continued. "I want shareholders to know, however, that this is not the last step. I speak for every member of our board of directors in saying we are committed to spinning off Nabisco as soon as we believe that it can be done successfully. Implementing a spin-off will remain a 'front-burner' issue for RJR Nabisco."

         RJR Nabisco said the board decided on the level of dividend payout and share repurchase authorization for 1996 based on its analysis of the company's current financial obligations and the outlook for sustainable earnings performance by the company's operating businesses.

         "Although cash expenditures for restructurings to improve the performance of the tobacco businesses will limit free cash flow in the early part of this year, we still expect to generate significant free cash flow this year and in the coming years," Mr. Goldstone said. "We recognize the tremendous earnings potential that can be put to work for our shareholders in the form of dividend increases and share repurchases. The improving outlook for our businesses and the elimination of some preferred dividend obligations in 1997 make us comfortable that these policies are sustainable."

                               Dividend Increase

         RJR Nabisco said the board increased the quarterly common dividend to $.4625 per common share from $.375 per common share. The dividend is payable April 1, 1996 to shareholders of record March 15, 1996. The company said the increase in the dividend rate was equivalent to the amount of dividend income the company currently receives from its 80.5 percent interest in Nabisco Holdings Corp.

         "In raising the dividend to this level, we considered two primary factors: the dividend income the company receives from its 80.5 percent interest in Nabisco, and the performance of the tobacco business," Mr. Goldstone said. "We believe this approach is a responsible means of allowing our shareholders to participate in the dividend income the company receives from its Nabisco interest until we can achieve a spin-off."

                             Share Repurchases

         RJR Nabisco said that the 10-million share repurchase objective over the next few years would be tied to the realization of the company's operating plans. The board authorized the company to repurchase up to $100 million of its common stock in the open market in 1996, from time to time as market conditions permit and as the company's operating plan for the current year is achieved. Mr. Goldstone said the board intends to regularly review repurchases to determine what level of additional activity might be appropriate, based on improving cash flows and other financial results.

                            New Board Committee

         The company said the board voted to form a new corporate governance and nominating committee that will assume responsibility for reviewing corporate governance issues, recommending changes to director compensation and incentive policy, and recruiting and nominating new directors. Only outside directors of the company will be members of the committee, which will be chaired by Ambassador Rozanne Ridgway, co-chair of the Atlantic Council of the United States.

         "Over the past 18 months, RJR Nabisco has evolved from a company controlled by one leveraged buyout investment group to a company with broad common stock ownership," said Ambassador Ridgway. "The new corporate governance and nominating committee will provide the board with a formal means of determining what additional steps are necessary to complete the company's transition as well as to step up our efforts to recruit additional outside directors."

CERTAIN ADDITIONAL INFORMATION: RJR Nabisco Holdings Corp. will be soliciting proxies against the director nominees of Brooke Group Ltd. and other shareholder proposals. The following individuals may be deemed to be participants in the solicitation of proxies by RJR Nabisco Holdings Corp.:
RJR Nabisco Holdings Corp.; John T. Chain, Jr.; Julius L. Chambers; John L. Clendenin; Steven F. Goldstone; H. John Greeniaus; Ray J. Groves; Charles M. Harper, James W. Johnston; John G. Medlin, Jr.; Robert S. Roath; Rozanne L. Ridgway; Robert F. Sharpe, Jr.; and Huntley R. Whitacre. As of February 1, 1996, Mr. Chain is the beneficial owner of 8,859 shares of the company's common stock; Mr. Chambers is the beneficial owner of 6,888 shares of the company's common stock; Mr. Clendenin is the beneficial owner of 7,312 shares of the company's common stock; Mr. Goldstone is the beneficial owner of 16,532 shares of the company's common stock; Mr. Greeniaus is the beneficial owner of 126,390 shares of the company's common stock; Mr. Groves is the beneficial owner of 7,466 shares of the company's common stock; Mr. Harper is the beneficial owner of 524,955 shares of the company's common stock; Mr. Johnston is the beneficial owner of 114,463 shares of the company's common stock; Mr. Medlin is the beneficial owner of 7,725 shares of the company's common stock; Mr. Roath is the beneficial owner of 38,435 shares of the company's common stock; Ms. Ridgway is the beneficial owner of 6,859 shares of the company's common stock; Mr. Sharpe is the beneficial owner of 37,276 shares of the company's common stock; and Mr Whitacre is the beneficial owner of 29,464 shares of the company's common stock.